Exibit 99.7

GE Commercial Distribution Finance

GE Commercial Distribution Finance Corporation

5595 Trillium Blvd. Hoffman Estates, IL 60192

(847) 747-7635, Fax (847) 747-7452

Yamaha Motor Corporation, U.S.A.

6555 Katella Avenue

Cypress, California 90630

Management's Report on GE Commercial Distribution Finance's
Compliance, as Sub-servicer, with the Servicing Requirements of the
Servicing Agreement Between Yamaha Motor Corporation, U.S.A. and
GE Commercial Distribution Finance Dated March 1, 1994

Management of GE Commercial Distribution Finance (GECDF), as sub-servicer, is responsible for compliance with the servicing requirements in Article II, Sections 2.1, 2.2, 2.4, and 2.5 of the Servicing Agreement between Yamaha Motor Corporation, U.S.A. (Yamaha), and GECDF dated as of March 1, 1994 among Yamaha, as master servicer; and GECDF as sub-servicer.

Management has performed an evaluation of GECDF's compliance with the aforementioned sections of the Agreement for the period April 1, 2004, through December 31, 2004.  Based upon this evaluation, management believes that GECDF, as sub-servicer, was materially in compliance with the aforementioned sections of the Agreement.

Paul Puma
Senior Vice President
January 26, 2005

/s/ W. Steven Culp	/s/ David Kaminsky
W. Steven Culp	David Kaminsky
Controller	Chief Financial Officer
January 26, 2005	January 26, 2005